Exhibit 10.1
FIRST AMENDMENT
TO
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Amendment”) is made as of the 31st day of December, 2009, by and among Alon USA Energy, Inc., a Delaware corporation (“Alon USA”), Alon Refining Louisiana, Inc., a Delaware corporation (the “Company”), Alon Louisiana Holdings, Inc., a Delaware corporation (“Alon LA”), and Alon Israel Oil Company, Ltd., an Israeli limited liability company (“Alon Israel” and, together with Alon LA, the “Stockholders”).
RECITALS:
     A. On July 3, 2008, Alon Israel purchased 80,000 shares of the Company’s Series A Preferred Stock, par value $1,000.00 per share (the “Purchased Preferred Shares”), pursuant to that certain Series A Stock Purchase Agreement dated as of July 3, 2008 by and between the Company and Alon Israel (the “Original Purchase Agreement”);
     B. In connection with the Original Purchase Agreement, the parties hereto entered into a Stockholders Agreement (the “Original Stockholders Agreement”), dated as of July 3, 2008, to govern the terms on which the securities of the Company will be held and transferred, which Original Stockholders Agreement was amended and restated pursuant to an Amended and Restated Stockholders Agreement entered into by the parties hereto as of March 31, 2009 (the “Amended Stockholders Agreement”);
     C. Section 2.3 of the Amended Stockholders Agreement provides for the exchange of the Purchased Preferred Shares, and of other shares of Preferred Stock that may be subject to the Amended Stockholders Agreement, for shares of Alon Common Stock under certain circumstances; and
     D. The parties hereto desire to amend the terms of Section 2.3 of the Amended Stockholders Agreement solely to the extent related to the Purchased Preferred Shares as hereinafter provided.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1. Definitions.
     1.1 Definitions Generally. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Amended Stockholders Agreement.
     1.2 Amendment to Certain Defined Terms. The following Defined Term set forth in Section 1.3 of the Amended Stockholders Agreement is hereby amended and restated in its entirety as set forth below.

     “Original Preferred Shares” means the 80,000 Purchased Preferred Shares and all shares of Preferred Stock that may be issued upon an exercise of the L/C Option with respect to the Original Letters of Credit.
     1.3 New Defined Term. Section 1.3 of the Amended Stockholders Agreement is hereby amended to add the following defined term in appropriate alphabetical order:
     “Purchased Preferred Shares” means the 80,000 shares of Preferred Stock issued pursuant to the Original Purchase Agreement.
2. Purchased Preferred Shares Share Exchange.
     2.1 Section 2.3(d) of the Amended Stockholders Agreement is hereby amended to correct the reference to “July 1, 2011” in the second line of such Section to “July 3, 2011”.
     2.2 Section 2.3 of the Amended Stockholders Agreement is hereby amended by adding the following new paragraph 2.3(j) thereto:
          (j) The parties agree that Alon USA and Alon Israel and/or any of its Permitted Transferees shall accelerate the consummation of the Share Exchange contemplated by Section 2.3(d) with respect to the all of the Purchased Preferred Shares (the “Purchased Preferred Shares Share Exchange”) to occur on December 31, 2009 (the “Purchased Preferred Shares Share Exchange Date”). On the Purchased Preferred Shares Share Exchange Date, Alon USA shall issue and deliver to Alon Israel and/or any of its Permitted Transferees in exchange for the all of the Purchased Preferred Shares (all of which shares shall be transferred and delivered to Alon USA free and clear of any lien, claim, judgment, charge, mortgage, security interest, escrow, equity or other encumbrance), 7,351,051 duly authorized, fully paid and nonassessable whole shares of Alon Common Stock (the “Alon Exchange Shares”), representing the aggregate number of shares of Alon Common Stock issuable on the Mandatory Exchange Date as determined by dividing (x) the sum of (A) the aggregate Par Value of the Purchased Preferred Shares, and (B) the aggregate Series A Dividends accruing on the Purchased Preferred Shares during the period from the date of issuance of the Purchased Preferred Shares through July 3, 2011, by (y) the Original Preferred Alon Share Price (rounded to the nearest whole share).
3. Miscellaneous Provisions.
     3.1 Effect on Amended and Restated Stockholders Agreement. Except as specifically amended hereby, the terms and provisions of the Amended Stockholders Agreement are, in all other respects, ratified and confirmed and remain in full force and effect. No reference to this Amendment need be made in any notice, writing, or other communication relating to the Amended Stockholders Agreement, any such reference to the Amended Stockholders Agreement to be deemed a reference thereto as amended by this Amendment. All references to the Amended Stockholders Agreement in any document, instrument, or agreement executed in connection with the Amended Stockholders Agreement, this Amendment or any transactions contemplated thereby or hereby will be deemed to refer to the Amended Stockholders Agreement as amended hereby.

     3.2 Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.
     3.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
     3.4 Counterparts; Facsimile. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     3.5 Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.
     3.6 Entire Agreement. This Amendment constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
     3.7 Further Assurances. From and after the date of this Amendment, upon the request of either Stockholder or the Company, the Company and each Stockholder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Amendment and the transactions contemplated hereby.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amendment and Restated Stockholders Agreement to be duly executed as of the date first set forth above.

ALON USA ENERGY, INC.

By:	/s/ Jeff D. Morris
Name:	Jeff D. Morris
Title:	President and CEO

ALON REFINING LOUISIANA, INC.

By:	/s/ Jeff D. Morris
Name:	Jeff D. Morris
Title:	President and CEO

STOCKHOLDERS:

ALON LOUISIANA HOLDINGS, INC.

By:	/s/ Jeff D. Morris
Name:	Jeff D. Morris
Title:	President and CEO

ALON ISRAEL OIL COMPANY, LTD.

By:	/s/ David Wiessman
Name:	David Wiessman
Title:	President

4